Filed Pursuant to Rule 424(a)
File No. 333-130937

PROSPECTUS
Dated April 24, 2006

AVALON DEVELOPMENT ENTERPRISES, INC.

The Securities Being Offered by Avalon Development Enterprises, Inc. Are Shares of Common Stock
Shares offered by Avalon Development Enterprises, Inc.	No Minimum - 4,000,000 Maximum
Shares offered by Security Holders:	No Minimum - 1,494,000 Maximum

This prospectus relates to 5,494,000 shares of common stock of Avalon Development Enterprises, Inc., 4,000,000 shares of which are offered for sale in the Primary Offering and 1,494,000 shares of which are owned as of December 5, 2005 and being offered in the Resale Offering by the selling security holders named in this prospectus under the caption "Selling Security Holders." The selling security holders may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer.

Up to 4,000,000 shares of our common stock are being sold by us at $0.50 per share in the Primary Offering. Our 4,000,000 shares shall be offered for sale for a period of 120 days and we may or may not extend the offering for up to an additional 90 days. The sale of shares of our common stock, which will be offered and sold by us, will be made on a "self-underwritten," best efforts basis by using our officers and directors. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account.  Selling security holders offering their shares will be offering their sales for sale at the price of $0.50 per share.

Our offering will commence on the date of this prospectus and will continue until the earlier of 120 days or the date on which all of the shares offered are sold, or when we otherwise terminate the offering. All shares offered in the secondary offering will terminate simultaneously with the primary offering date.

The common stock offered by this prospectus is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 2 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$0.50	$2.000,000.00
Underwriting Discounts and Commissions	-0-	-0-
Proceeds to Avalon Development Enterprises, Inc.	$0.50	$2,000,000.00

The date of this prospectus is April 24, 2006

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Page
PROSPECTUS SUMMARY	1
RISK FACTORS	2
Risks Related To the Company	2
(1) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Property Acquisitions.	2
(2) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Experience in Commercial Building Maintenance and Cleaning.	2
(3) We Have Generated Minimal Profits Since Inception and We May Never Generate Substantial Revenues or Be Profitable in the Future.	2
(4) We Are Dependent on Key Personnel with No Assurance That They Will Remain with Us: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.	2
(5) Our Competitors Have Greater Financial Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.	3
(6) There Are Relationships Within the Commercial Property Acquisitions Industry That must Be Developed, and Any Interruption in These Relationships Could Have a Significant Effect on Our Ability to Compete Effectively.	3
(7) We May Not Be Able to Acquire Properties For Tenant Leasing That Will Be Profitable.	4
(8) We Have No Set Minimum of Shares That Must Be Sold For Funds To Be Released and Utilized By The Company.	4
(9) Our Company Lacks Specific Experience in Leasing Commercial Office Space.	4
Risks Related To This Offering	4
(10) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop.	4
(11) Since We Are Selling up to 4,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.	4
(12) Because it May Be Difficult to Effect a Change in Control of Avalon Development Enterprises, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.	5
(13) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.	5
(14) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering	5
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	7
DILUTION	7
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	8
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK	9
SELLING SECURITY HOLDERS	9
PLAN OF DISTRIBUTION	12
Primary Offering	12
Resale Offering	12

ii

(Continued)

iii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Avalon Development Enterprises, Inc. ("Avalon", "the Corporation", or “the Company”) and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business:

We are in the business of real estate acquisition and development and additionally we offer property cleaning and maintenance services to both retail and commercial properties. Our target market is commercial buildings in the 2,500-3,000 square foot size that are located in high traffic areas that cater to professionals. We currently have no income properties and limited revenues from cleaning services.  Upon acquisition of properties we will be able to execute contracts for our property cleaning and maintenance services.  As a company, we have acquired only one (1) property since inception.  This property was subsequently transferred to a related company owed by our President and his wife.

Our State of Organization:

We were incorporated in Florida on March 29, 1999, as Avalon Development Enterprises Inc.  Our principal executive offices are located at 5113 Central Avenue, St. Petersburg, Florida 33707.  Our phone number is (727) 323-2326.

The Offering
Number of Shares Being Offered:

We are offering 4,000,000 shares of our common stock at $0.50 per share. The selling security holders want to sell up to 1,494,000 shares of common stock at $0.50 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding After the Offering:

1,494,000 shares of our common stock are issued and outstanding. We have no other securities issued. If we sell all of the 4,000,000 additional shares we are registering, we will have 5,494,000 shares of our common stock issued and outstanding after the offering.

Selected Financial Data
As of December 31, 2005 (Audited)
Balance Sheet
Total Assets	$2,247.84
Total Liabilities	$21,789.80
Stockholders Equity	($19,541.96)

Statement of Operations
Revenue	$22,345.65
Total Expense	$30,853.70
Net Income (Loss)	($8,508.05)

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Property Acquisitions.

We must raise capital to be able to acquire small commercial properties. Our current working capital of $6,019.60 will not be sufficient to maintain operations as an ongoing company for a period of twelve (12) months nor begin to acquire real estate. Capital will be needed to fund the cost of acquiring the commercial buildings we have targeted as our market segment. Currently we are utilizing $2,000-$2,500 per month for our cash. The President of our company, Charles P. Godels, C.P.A., provides any funds necessary to fulfill our needs and will continue to do so until adequate funding is obtained.  We will seek to acquire buildings that will cost between $600,000 - $800,000 each.

(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Limited Experience in Commercial Building Maintenance and Cleaning.

Our experience in building maintenance and cleaning is limited to that of our employee Madanna Yovino, the key person leading the building maintenance and cleaning that has several years of experience, including limited experience in a commercial setting.  Ms. Yovino has had numerous residential cleaning customers, a minimum of fifty (50) since 1989, and since 2004, she has expanded her services into the commercial arena to include one (1) commercial client.  Her limited experience in commercial work may limit our ability to retain key clients as we acquire commercial buildings. Our rental income to date was from a related party, Godels, Solomon, Barber & Company, L.L.C., of which our President is a managing partner and fifty percent (50%) owner and our revenue in 2005 was from our cleaning services.  We have generated no revenue to date from our building maintenance services.  We believe that the building maintenance and cleaning services, while a small percentage of our potential revenue, will be integral part of our business as a source of cash flow and as a way to avoid incurring the costs of outside services.  Our President, Charles P. Godels, C.P.A. has been involved in commercial building acquisitions for clients for over twenty-five years however his working knowledge of building maintenance is limited.  While there is a low immediate risk to the investing public if our building maintenance and cleaning services commence slowly, it can reduce future earnings.

(3) We Have Generated Minimal Profits Since Inception and We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since inception, we have generated minimal profits. We can provide no assurances that our method of operations will generate substantial revenues or be profitable in the future. While our President, Charles P. Godels is experienced in the acquisition of commercial and retail properties, we cannot guarantee that appropriate properties will be able to be acquired at a price to allow the company to generate revenues that will permit profitability in the future. The immediate risk to investors is that we may burn through our capital at a rate that will not allow for appropriate acquisitions based on the amount of capital raised and the rate of return of nine-to-ten  percent (9-10%) of capital invested that has been established by the Board of Directors.  The Board of Directors has determined that the established rate of return ("cap rate") corresponds to the amount of income to be derived from leasing space in our properties versus our total investment in such properties.  Profits derived from appreciation over time and income to be generated from our building maintenance and cleaning services to tenants would represent additional incremental profits to our Company.  During the year 2004 we sustained a loss of ($27,310.06). For the year 2005 we had a loss of ($8,508.05). The decrease in the amount of  loss that occurred in 2005 was attributable to the cleaning and maintenance income generated by the addition of one employee, Madanna Yovino. During the year 2004 we had revenue from a related party lease with Godels, Solomon Barber, & Company L.L.C.  Our President, Charles P. Godels is the managing partner and fifty percent (50%) owner in the C.P.A. firm of Godels, Solomon, Barber, & Company, L.L.C.  This provided revenue of $19,333.36 during 2004.   Our revenue during the year 2005 was limited to equipment leasing from the same related entity in the amount of $465.65.

(4) We Are Dependent on Key Personnel with No Assurance That They Will Remain with Us: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President/Director, Charles Godels, C.P.A., as well as Madanna Yovino who is in charge of our building maintenance and cleaning operations.. There is no assurance that Mr. Godels or Ms. Yovino will remain with the corporation due to the lack of an employment contract. If we lose our key personnel, our business may suffer. We depend substantially on the continued services and performance of Mr. Godels and, in particular, his contacts and relationships, especially within the real estate industry. We do not have key man insurance in place on either Mr. Godels or Ms. Yovino. When the company has sufficient cash flow the Board of Directors will decide if such insurance is necessary. The company is considering the addition of one other key employee. The Board of Directors believes that the addition of a real estate attorney experienced in contracts and contract negotiations will be considered in the future should the company’s cash flow permit. The company has provided for a total of $75,000.00 to hire key additional personnel in our use of proceeds

(5) Our Competitors Have Greater Financial Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for owning and leasing commercial office space is intensely competitive. While we have experience in owning and leasing commercial office space, specifically one (1) property, we have limited operating history as a subcontractor of building cleaning and maintenance services. Our minimal experience to date has showed the difficulty of penetrating the Tampa Bay area for market share. Gaining customers will be difficult due to our competitor’s size and resources.

Our ability to increase revenues and generate profits is directly related to our ability to compete with our competitors. We face competition from competing companies in this same market that have greater financial resources than we have. These greater resources could permit our competitors to implement extensive advertising programs which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future.

While we are limiting our market for building acquisitions to the Tampa Bay area, we will still be competing with local and national builders and developers. However, in our target building size of 2,500-3,000 square feet, we believe that we will not be directly competing with national developers as they tend to develop properties in excess of 10,000 square feet in size.  We believe our competition will be from the small to medium size local developers concentrating on professional office space. Our risk comes from the fact that we are marketing ourselves as a firm specializing in specific size and types of buildings whereas our competitors do not have this limitation.

(6) There Are Relationships Within the Commercial Property Acquisitions Industry That must Be Developed, and Any Interruption in These Relationships Could Have a Significant Effect on Our Ability to Compete Effectively.

Our president, Charles P. Godels has operated our Company since inception. His contacts in the finance and accounting industries will contribute to our future success. We are reliant upon his contacts as a source of future customers. Should he fail to maintain these relationships or if there is any disruption in these business relationships, we could have difficulty generating new contacts and, thus, difficulty competing effectively. We currently have no contracts with any firm regarding our acquisition of property or building maintenance or cleaning services. Mr. Godels’ contacts have been developed over the last twenty-five (25) years as a C.P.A. His vast contacts are in the real estate industry, mortgage brokerage industry as well as banking. It is these relationships that will allow us to find and acquire appropriate properties that will generate revenue as well as potentially appreciate in property value. While alternative contacts can be developed, and currently are being developed, we believe it is imperative that Mr. Godels’ substantial wealth of business contacts continues to be maintained to allow our company to be competitive.

The financing of small commercial and retail office space is not only essential to cash flow but also to profits. By utilizing his extensive contacts Mr. Godels will be able to maximize leverage on the financing of our properties in the event we do not acquire a property for cash or acquire additional properties.  In the event there are properties whose size and price range exceeds what we have established as our target market, 2,500 - 3,000 square feet and prices in the $600,000.00 - 800,000.00, we may have to utilize financing.  As a former licensed mortgage broker Mr. Godels understands not only the process of property acquisition, but the financing activities.  It is here that his banking and mortgage broker contacts can prove valuable to us.

Mr. Godels’ contacts are extensive and his professional status in our community is widely known in industries beneficial to us, such as the real estate, banking, and mortgage brokerage communities.  Through his C.P.A. practice Mr. Godels has over 500 professional clients that he advises on their financial activities as well as consulting with them on tax issues.  As physicians, lawyers, bankers, real estate developers and business owners they provide a base of contacts for networking and for business relationships.  Since many of these clients own commercial real estate Mr. Godels has access to potential sellers of the type of property we are seeking to acquire.  It was through one of Mr. Godels' contacts that our only property was located.

(7) We May Not Be Able to Acquire Properties For Tenant Leasing That Will  Be Profitable.

Our cash flow will be generated from lease income and from the building maintenance and cleaning services to be offered to the tenants.  While there are many commercial buildings for sale in the size we are seeking to acquire, we must be able to make the appropriate decision to purchase under the price limits we have set as well as the locations we have determined to fit our needs.  There is the risk that we may not be able to acquire properties that will provide revenue and income due to either an inability to procure tenants or the properties acquired require extensive, unforeseen repairs.

(8) We Have No Set Minimum of Shares That Must Be Sold For Funds To Be Released and Utilized By The Company.

We are offering 4,000,000 of our shares to be sold at $0.50 per share in our primary offering.  We have set no minimum number of shares that must be sold prior to funds being utilized by our company.  Investors are at a risk to lose some or all of their investment should we raise a minimal amount of monies.  We must pay for the expenses of this offering and there may not be sufficient funds remaining to implement a minimum expansion into the purchase of commercial properties.

 (9) Our Company Lacks Specific Experience in Leasing Commercial Office Space.

Our plan is to acquire commercial buildings with approximately 2,500-3,000 square feet.  Space will be remodeled to accommodate professional clients such as lawyers, accountants and physicians.  None of our officers, directors and employees has any specific experience in the leasing of such space.  This lack of experience places a high risk on investors funds as we may not be able to effectively negotiate leases; provide for tenant improvements; and maintain the building properly.

Risks Related To This Offering

(10) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this offering, there has been no established trading market for our securities, and there is no assurance that a regular trading market for the securities will develop after completion of this offering. We will be offering shares for sale in a company that has a very limited offering of services. Due to the limited services we offer, we anticipate that demand for our shares will not be very high. If a trading market does develop for the securities offered hereby, there is no assurance that it will be sustained. We plan to list the common stock for trading on the over-the-counter (“OTC”) Electronic Bulletin Board. Such application will be filed with the National Association of Securities Dealers (“NASD”). We can provide no assurance that such listing will be obtained or that an established market for our common stock will be developed. Purchasers of these shares are at risk to lose to lose all or part of their investment.

(11) Since We Are Selling up to 4,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.

We are selling up to a maximum of 4,000,000 shares of our common stock on a self-underwritten basis. As a result, purchasers of our common stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus.

We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.

By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake on our own to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to the research and development of our business, and we may not be able to successfully proceed with our plan of operations. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment.

(12) Because it May Be Difficult to Effect a Change in Control of Avalon Development Enterprises, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Charles P. Godels, President and Director, and his wife currently hold approximately 61% of our outstanding voting stock. If only a minimal quantity of our stock is sold during this offering and if Mr. Godels and his wife Marguerite Godels choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Godels could retain his status as a controlling security holder. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Mr. Godels and his wife have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

(13) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 1,494,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly. Our ability to raise additional capital through the sale of our stock may be harmed by these competing re-sales of our common stock by the selling security holders. Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(14) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market. Trading in our common stock will be subject to the "penny stock" rules. Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment. Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies. As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Avalon Development Enterprises, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a) an abrupt economic change resulting in an unexpected downturn in demand;

(b) governmental restrictions or excessive taxes on our products;

(c) over-abundance of companies supplying printing products and services;

(d) economic resources to support the retail promotion of new products and services;

(e) expansion plans, access to potential customers, and advances in technology; and

(f) lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 1,494,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act. There is no minimum amount of shares that must be sold during this offering. We do not know the specific amount that will be raised by this offering. All funds raised will go directly to our current bank account. While we will bear the expenses of the registration of the shares, we will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale. We, however, will realize the proceeds from the sale of the registration of 4,000,000 shares to be sold on a self-underwritten basis at $0.50 per share. We estimate that the net proceeds from our sale of 4,000,000 shares of our common stock will be $2,000,000.

In the event we raise only a nominal amount from the sale of our securities, $500,000 or less, the purchasers of the shares will not have the option of the shares being purchased back to treasury. We will use the proceeds to pay for printing, for any legal and accounting costs that may exist, and to pay secured creditors if any there may be. Any remaining funds will be used towards implementation of our business plan.

We expect to use all of the net proceeds for general corporate purposes, including the costs of this registration, property acquisition, personnel wages, and working capital. The amounts we actually expend for working capital and other purposes may vary and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net process. A portion of the net proceeds may also be used to purchase complimentary businesses assets. We have no current plans or agreements or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions.

Expansion of marketing activities, strategic alliances or joint ventures, and corporate partnering arrangements will be considered as alternatives for management’s discretion. Potential strategic alliances and joint ventures have been determined to be those in the cleaning and building maintenance services market segment. Smaller companies that have been local cleaning and maintenance operations would be ideally suited for a business relationship with us.

Presently management is anticipating funds being used for the lease or purchase of desktop and laptop computers, software, copiers, a postage meter, cellular telephones for personnel; miscellaneous office supplies, furniture and equipment necessary to support the office; and employee wages. Table 1.0 shows anticipated use based on raising varying amounts of capital with Table 2.0 providing a further breakdown of the Working Capital expenditures.

Table 1.0 Capital Allocation

Amount of Capital Raised	Offering Expenses (1)	Equipment Purchases	Property Acquisition	Employee Wages	Working Capital
$500,000	$41,100	$20,000	$337,500	$75,000	$26,400
$1,000,000	$41,100	$25,000	$832,500	$75,000	$26,400
$1,500,000	$41,100	$30,000	$1,327,500	$75,000	$26,400
$2,000,000	$41,100	$40,000	$1,817,500	$75,000	$26,400

(1) Offering expenses include the following: Registration Fee, Federal taxes, state taxes and fees, Printing and Engraving Expenses, Accounting Fees and Expenses, Legal Fees and Expenses, and Transfer Agent's Fees and Expenses.

Table 2.0 Breakdown of Working Capital

Amount of Capital Raised	Working Capital	Allowance for Tax Deposits	Workers Compensation Insurance	Advertising and Marketing Expenses	Travel and Presentation Expenses
$500,000	$26,400	$7,500	$3,000	$13,000	$2,900
$1,000,000	$26,400	$7,500	$3,000	$13,000	$2,900
$1,500,000	$26,400	$7,500	$3,000	$13,000	$2,900
$2,000,000	$26,400	$7,500	$3,000	$13,000	$2,900

The above tables refer to the use of proceeds being used exclusively for our current operations in Tampa Bay, Florida and does not include any immediate facility expansion plans. Our use of proceeds does not vary. The President of the Company Charles Godels, C.P.A. has extensive financial experience and his ability to calculate working capital needs is highly developed. Thus management has kept its decision making in the use of working capital limited while exercising good judgment in applying management principles to the use of funds.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a) Our lack of operating history, (b) The proceeds to be raised by the offering,
(c) The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,
(d) Our relative cash requirements, and
(e) Our management expertise.

DILUTION

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of November 30, 2005, was a negative $15,170.42 or approximately ($45.70) per share. On December 5, 2005, the board of directors authorized and ratified a forward stock split of 4,500 to 1, increasing the number of shares outstanding from 332 to 1,494,000. As a result, the net tangible book value of our common stock as of December 6, 2005 was ($0.01) per share.

Upon the sale of the 4,000,000 shares of our common stock being registered via this registration statement at a price of $0.50 per share, net tangible book value as adjusted would be $1,984,829.58 or $0.36 per share. The result would be an immediate increase in net tangible book value per share of $0.35 to existing stockholders and an immediate dilution to new investors of $0.15 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table shows dilution per share based on raising varying amounts of capital from the offering:

Table 3.0 Dilution Per Share

Amount of Shares Sold	Dollar Amount Raised (1)	Dilution Per Share
1,000,000	$500,000	$0.316
2,000,000	$1,000,000	$0.228
3,000,000	$1,500,000	$0.180
4,000,000	$2,000,000	$0.149
(1) Assumes that the securities were sold at the offering price of $0.50 per share.

The following table provides information on the amount paid per share for existing shareholders and the percentages of stock held and the percentage they will hold in the event this entire offering is sold.

Table 4.0 Dilution Comparison of Current Versus New Shareholders

Amount of Securities Sold	Price per Share Paid By Current Shareholders	Percent of Consideration Paid By Current Shareholders	Percent of Securities They Will Own After This Offering	Percent of Consideration Paid By New Shareholders	Percent of Securities Owned By New Shareholders
$ 500,000	$0.00015	0.066%	59.904%	99.934%	40.096%
$1,000,000	$0.00015	0.033%	42.759%	99.970%	57.241%
$1,500,000	$0.00015	0.022%	33.244%	99.978%	66.756%
$2,000,000	$0.00015	0.016%	27.193%	99.984%	72.807%

In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under our stock option plan, all of which may further dilute our net tangible book value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other equipment and furniture leasing service providers or accounting related business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock. There are 1,494,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two year holding period.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements, which restricts our ability to pay cash dividends.

We have forty-six (46) stockholders of record of our common stock as of December 31, 2005. The CUSIP number for our common stock is 05343X 10 2.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,494,000 of the 1,494,000 shares of our common stock issued to them at $0.50 per share. Affiliates may sell their shares at $0.50 per share during the duration of this offering. Non-affiliates may sell their shares at $0.50 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All expenses of this offering are being paid for by us, on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 5.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus (1)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after primary offering is complete (2)	Position, office or other material relationship to the Company (if any) within last three years
Charles P. Godels	450,000	30.12%	450,000	8.19%	President, Director (3)
Marguerite Godels	450,000	30.12%	450,000	8.19%	Wife of President
Laura Larsen	13,500	0.90%	13,500	0.25%	Secretary/Director
Madanna Yovino	13,500	0.90%	13,500	0.25%	Treasurer/Director, Sister of President
David E. Dunn	13,500	0.90%	13,500	0.25%	Director
Michael T. Jones	13,500	0.90%	13,500	0.25%	Director and husband of Kathryn Jones, holder of 13,500 shares
Michael B. Cranfill	13,500	0.90%	13,500	0.25%	Husband of Barbara S. Cranfill, holder of 13,500 shares
Barbara S. Cranfill	13,500	0.90%	13,500	0.25%	Wife of Michael B. Cranfill, holder of 13,500 shares
Theresa M. Foley	13,500	0.90%	13,500	0.25%	Sister of Christine M. Foley, holder of 13,500 shares
Christine M. Foley	13,500	0.90%	13,500	0.25%	Sister of Theresa M. Foley, holder of 13,500 shares
Roger Spinelli	13,500	0.90%	13,500	0.25%	Nephew of President and husband of Marianne Spinelli, holder of 13,500 shares
Marianne Spinelli	13,500	0.90%	13,500	0.25%	Wife of Roger Spinelli, holder of 13,500 shares
Virginia Valenote	13,500	0.90%	13,500	0.25%
Kathryn D. Jones	13,500	0.90%	13,500	0.25%	Wife of Michael T. Jones, Director and holder of 13,500 shares
Karen Heiser	13,500	0.90%	13,500	0.25%
George Schuster	13,500	0.90%	13,500	0.25%
Eugene A. Cote	13,500	0.90%	13,500	0.25%	Husband of Marie A. Cote, holder of 13,500 shares
Marie A. Cote	13,500	0.90%	13,500	0.25%	Wife of Eugene A. Cote, holder of 13,500 shares
Stephen P. Brakke	13,500	0.90%	13,500	0.25%
Lynda L. Wood	13,500	0.90%	13,500	0.25%
Joseph Yovino	13,500	0.90%	13,500	0.25%	Husband of Madanna Yovino, Director and holder of 13,500 shares
Celesta M. Godels	13,500	0.90%	13,500	0.25%	Mother of President, holder of 450,000 shares
James E. Eyers	13,500	0.90%	13,500	0.25%
Salvatore N. Gattuso	13,500	0.90%	13,500	0.25%	Husband of Denise Gattuso, holder of 13,500 shares
Denise Gattuso	13,500	0.90%	13,500	0.25%	Wife of Salvatore N. Gattuso, holder of 13,500 shares

Table 5.0 Selling Security Holders (Continued)

Name of security holder	Shares beneficially owned as of the date of this prospectus (1)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after primary offering is complete (2)	Position, office or other material relationship to the Company (if any) within last three years
Kelly N. Roberts	13,500	0.90%	13,500	0.25%
Laura B. Adams	13,500	0.90%	13,500	0.25%	Wife of John H. Adams, holder of 13,500 shares
John H. Adams	13,500	0.90%	13,500	0.25%	Husband of Laura B. Adams, holder of 13,500 shares
Lawrence Larsen	13,500	0.90%	13,500	0.25%	Husband of Laura Larsen, Secretary and holder of 13,500 shares
Brian Bell	13,500	0.90%	13,500	0.25%
Michael J. Daniels	13,500	0.90%	13,500	0.25%
Dave & Leta High	13,500	0.90%	13,500	0.25%
George J. & Karen Freed	13,500	0.90%	13,500	0.25%
Nancy F. & Ronald J. Carney	13,500	0.90%	13,500	0.25%
Deborah K. Dunn	13,500	0.90%	13,500	0.25%	Wife of David E. Dunn, Director and holder of 13,500 shares
Michael Spinelli	13,500	0.90%	13,500	0.25%	Nephew of President and husband of Connie Lee Spinelli, holder of 13,500 shares
Connie Lee Spinelli	13,500	0.90%	13,500	0.25%	Wife of Michael Spinelli, holder of 13,500 shares
Jeffrey L. Mestler	13,500	0.90%	13,500	0.25%	Husband of Karen L. Mestler, holder of 13,500 shares
Karen Mestler	13,500	0.90%	13,500	0.25%	Wife of Jeffrey L. Mestler, holder of 13,500 shares
Staci C. Earl	13,500	0.90%	13,500	0.25%
Joseph & Ruth Scutero	13,500	0.90%	13,500	0.25%
Monica Munoz	13,500	0.90%	13,500	0.25%
Sanford H. Barber	13,500	0.90%	13,500	0.25%	Husband of Carol B. Barber, holder of 13,500 shares
Carol B. Barber	13,500	0.90%	13,500	0.25%	Wife of Sanford H. Barber, holder of 13,500 shares
Michael J. Valenote	13,500	0.90%	13,500	0.25%	Husband of Carol A. Valenote, holder of 13,500 shares
Carol A. Valenote	13,500	0.90%	13,500	0.25%	Wife of Michael J. Valenote, holder of 13,500 shares

(1) On December 5, 2005 the par value of the stock was changed from $1.00 to $0.01. Due to this change in par value, the number of shares held by each shareholder increased. Furthermore, as a result of this change, a forward increase in the shares was executed for all the shareholders.

(2) The percentage held in the event we sell all of the 4,000,000 shares in the Primary Offering and the Selling Security Holders sell none of the 1,494,000 shares in the Resale Offering.
(3) This is the first directorship held by Mr. Godels in a reporting company.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

PLAN OF DISTRIBUTION

Primary Offering

We are registering 4,000,000 shares of our common stock, which will be offered and sold on a "self-underwritten" basis by us, using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. We have executed no agreements with any broker-dealers with the respect to the offering of these shares as of the date of this prospectus. In the event we enter into any such agreement with a broker-dealer, we will file a post-effective amendment to disclose any such arrangement. Additionally, the broker-dealer must obtain a no objection position on the terms of the underwriting compensation from the NASD (National Association of Securities Dealers, Inc.) corporate finance department prior to any participation by the broker-dealer. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. Our common stock is not currently listed on or traded in any national quotation medium. The offering price of $0.50 per share is based upon the decision of the current management team. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

Our stock will be sold by Charles P. Godels, our President/Director, on a self-underwritten basis. In accordance with Section 2(a)(11) of the Securities Act of 1933 we are identifying Mr. Godels as our underwriter.  When our Registration Statement is effective, we plan to distribute our prospectus to individuals who have inquired about us and the availability of shares. We will be selling directly to individuals who have read fully our prospectus and have had sufficient information and time to make a prudent investment decision. Shares will be sold on a no minimum basis with the 4,000,000 shares offered in the primary offering being the maximum number of shares to be sold. Our Officers and Directors will be prohibited from selling their shares until the primary offering of 4,000,000 shares is sold.

There can be no assurance that we will sell any or all of the offered shares.

Resale Offering

The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d) privately negotiated transactions;

(e) short sales;

(f) through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g) one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h) any combination of any of these methods of sale.

All of the shares to be offered by management in the resale offering must not be sold unless or until the primary offering is sold or has been closed. Each selling security holder has been advised that they must notify any potential purchaser of their shares that the shares are not part of the primary offering by the company and that their sale would provide no proceeds to the company.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the NASD (National Association of Securities Dealers) Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling security holders and any broker-dealers participating in the distributions of the shares are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated as Avalon Development Enterprises Inc. on March 29, 1999, under the laws of the State of Florida. We amended our Articles of Incorporation on December 5, 2005 changing the par value of our stock and increasing the total authorized capital stock. Since inception, we have engaged in the acquisition of one (1) commercial property and have expanded into building cleaning, maintenance services, and equipment leasing as supporting ancillary services and sources of revenue. We have not been involved in any bankruptcy, receivership or similar proceeding nor have we been involved in a merger or consolidation. The purchase or sale of significant ssets, if any, have been disclosed in our financial statements.

With his twenty plus years as a Certified Public Accountant our President Charles P. Godels has provided tax and estate planning for many clients to include real estate acquisitions and purchases. Using this experience and knowledge Mr. Godels made the first acquisition for the company. On April 1, 1999, we purchased a small commercial building located at 770 1st Avenue North, St. Petersburg, Florida 33701 for $184,000.00.

While developing the business plan of the company to acquire commercial real estate and ancillary building maintenance and cleaning services, additional investors were brought into the company. One of the additional investors added to the company was Madanna Yovino, the sister of our President Charles P. Godels, C.P.A. She had been running her own building cleaning and maintenance company. The Board of Directors determined that her skills in these areas would provide the perfect complementary services to our building acquisitions. She was brought in as an employee on January 2, 2005 and placed on a nominal salary while operations ramp up.

At a duly held shareholders meeting on Tuesday, June 1, 2004 it was unanimously voted that Charles and Marguerite Godels, who owned 100% of the stock of the corporation, transfer the building at 770 1st Avenue North to Bahia Shores Development Enterprises, Inc. as they had made this purchase and wanted the Company to be free to acquire future properties without any co-mingling of assets.  The Company believed that, by leaving the building at 770 First Avenue North on the balance sheet along with the fact that all monies spent to acquire the building came from Charles and Marguerite Godels, an issue might arise as to the co-mingling of  Company assets with Charles and Marguerite Godels personal assets.  To avoid any such issue, the building was transferred back to Charles and Marguerite Godels through Bahia Shores Development Enterprises, Inc.  We believe that the risk involved was the same as any commercial real estate venture that the building could require more repairs than anticipated and space may not have been rented to provide income.  Accordingly, on August 2, 2004, the Company transferred the 770 1st Avenue N. property, which at the time was valued at approximately $400,000.00, to Bahia Shores Development Enterprises, Inc.  The valuation placed on the building was done by our President, Charles P. Godels based on the Pinellas County Assessors Office records and similar sales of real estate in our general location.  The consideration paid for the transfer was the amount of the mortgage on the property at the time of the transfer -- approximately $127,763.00.  The mortgage on the property was assumed by Bahia Shores Development Enterprises, Inc.

Currently, we do not own any properties.  On the same day as the transfer of the property, we initiated the sale of shares of our stock to new investors.  Prior to each investor purchasing their shares, our President Charles P. Godels, C.P.A. advised each new purchaser that the property that was owned by Avalon was transferred to a company controlled by our President and his wife Marguerite Godels.  Each new investor knew the facts as explained to them and then chose to invest on the basis that prior success had been demonstrated by our President.  There were thirty-four (34) new investors that purchased 332 shares at $1.00 per share on January 1, 2004, August 11, 2004 and November 11, 2004, and May 29, 2005 for a total additional paid in capital of $332.00.  We sub-rent space on a month to month basis from the above mentioned Godels Solomon Barber & Company, L.L.C.  As indicated previously, our President, Charles P. Godels, is also the managing partner of Godels Solomon Barber & Company, L.L.C. and is a fifty percent (50%) owner.  We pay $300.00 per month for rent.  The building located at 770 First Avenue North is currently undergoing some renovation and the owners, Bahia Shores Development Enterprises, Inc. are securing new tenants for when the building renovations are complete and is ready for occupancy.

Prior to the transfer of the building located at 770 First Avenue North all of the tenants in the building were affiliated with Godels, Solomon, Barber, L.L.C.  Upon transfer of the building to Bahia Shores Development Enterprises, Inc. it is expected that none of the new tenants will be affiliated with Godels, Solomon.  When the building was transferred to Bahia Shores, Godels Solomon Barber & Company, L.L.C. moved its offices to a new location at 5113 Central Avenue, St. Petersburg, Florida.  To avoid being housed in a building that was undergoing renovation and to continue our sub-renting from Godels Solomon Barber & Company, L.L.C. we relocated our office to the same building and we now rent under the same terms as our prior arrangement.  This move took place on February 11, 2006.

Our Business

(1) Principal Products or Services and Their Markets

Our primary focus is the acquisition of small commercial buildings that range in size from 2,500 square feet to 3,000 square feet. The buildings we seek are those located in high traffic and exposure areas that house, or will house, professionals such as doctors, lawyers, real estate and accounting firms. Additionally we offer building cleaning, maintenance services, and equipment leasing as ancillary services to increase our cash flow. We have targeted the Tampa Bay area as our market for property acquisition and services. Properties that we acquire we plan to lease and hold for a 9-10% and greater return. This will also allow for the appreciation of the property for future value. Should the Board of Directors determine at a time in the future that a building has substantially appreciated it may be sold for a profit or refinanced to provide funds to Avalon for additional property acquisition and expansion.

(2) Distribution Methods of the Services

The primary delivery of our services will be through our home office location in St. Petersburg, Florida. The President of our Company Charles P. Godels, C.P.A. will have the primary responsibility of locating appropriate acquisition targets. We have chosen to limit our target market to Tampa Bay, Florida because of the twenty years of practice as a Certified Public Accountant in Tampa Bay by our President. It is his vast knowledge and resources in this area that will increase the company’s chances at success.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Instead, we have chosen to refine the services that fall within our capability. While the Internet has provided a new tool for research, there has been no significant change in services we provide. We are not dependent on the Internet but we will be utilizing the Internet as a mainstay of our future research on potential property acquisitions. Further, we will have a presence on the Internet for advertising our building cleaning and maintenance services.

(4) Our Competition

In order to compete effectively in commercial property acquisitions, a company must understand the current value of the property, its future appreciative value and be able to analyze the cash flow to be generated from the leasing of office space. The commercial building space leasing market, as a whole, is characterized by intense competition with a large number of companies offering or seeking to lease space that will compete with what we offer. It is our belief, based upon our experience, that the failure rate of small businesses indicates that far too many entrepreneurs begin operations prior to having the skills and knowledge necessary for the day-to-day business operations as well as the necessary capital. As a result, we developed our approach to acquiring small commercial buildings and offer building cleaning, maintenance services, and equipment leasing as ancillary services to increase our cash flow.

Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added, or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for business consulting activities. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives. Our competitors have methods of operation that have been proven over time to be successful.

While our methods of operation in the new business plan have not been proven successful, we are building upon our President’s limited successes. In his CPA practice, we believe he has had the ability, however limited, to learn how to utilize real estate as one element of a sound financial strategy.  We believe we will be able to capitalize on this limited experience for the Company.  As a result of Mr. Godels' experience in financial planning utilizing real estate as one of the basics for a sound financial plan and the fact that he has over 500 professionals as clients, we plan on taking advantage of this experience.  Over his years of practice Mr. Godels has had to assist clients in the development of financial strategies for short and long term investments through real estate.  It is his attention to detail in real estate transactions to maximize a client’s return on investment that we believe will serve our needs well.  Mr. Godels understands how commercial property can be acquired, renovated and sold for immediate profit and he is also experienced at commercial property acquisition for long-term gain through leasing and appreciated value.  The building acquisition and leasing experience gained by Mr. Godels has been as a result of his limited, (two (2) buildings) acquired personally as well as his experience in assisting his accounting clients that actually acquired and leased commercial properties.  Mr. Godels experience with his accounting clients involved analyzing their financial ability to acquire properties as well as assisting in the review of leases with tenants.  While we have competitors that are larger, it is our personal approach to our market that we believe will allow us to be successful.  As a company we believe that the personal approach of providing space, cleaning services, building maintenance and equipment leasing will allow our tenants to develop a close working relationship with us as a company and foster good business relations.

(5) Sources and Availability of Raw Materials

We desire to expand and grow in the commercial real estate acquisition and leasing arena. In Florida, due to the hurricane damage of the past two years, the costs and availability of raw materials and supplies have increased materially. Potential dependence on these raw materials for renovations, which may be needed on some commercial real estate acquisitions, may be a concern for the Company. Our President’s contacts with contractors, due to his experience as a CPA and in the real estate arena, should assist in addressing this challenge.

(6) Dependence on Limited Customers

We will not have to rely on any one or a limited number of customers for our business. We expect to increase our customer base once our business plan is implemented. While our target markets are limited, we may have to rely on just a few commercial buildings while we develop our markets.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

(a)

these agreements will not be breached;

(b)  we would have adequate remedies for any breach; or

(c)  our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval. Local government rules may dictate the usage of a specific building we may wish to acquire.

(9) Government Regulation

As a real estate acquisition company, we are subject to a limited variety of local, state, and federal regulations.

While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our services and activities are subject to local business licensing requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent minimal monies on Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

We are not subject to any federal, state or local environmental laws. We may have tenants that in the future could be impacted by these regulations and we will insure compliance to any tenant taking control of any space in one of our buildings prior to move-in.

(12) Our Employees

As of January 1, 2006, we had two full time employees, Mr. Charles P. Godels and Madanna Yovino. As our President, Mr. Godels is currently paid on an irregular basis. Mr. Godels currently provides the strategic direction and the necessary labor to support the operation. In addition to her Treasurer responsibilities, Ms. Yovino, with her background and experience, has headed up and developed our Company’s new cleaning service division. Ms. Yovino will begin receiving a nominal salary by the end of the year.  Ms. Yovino joined our company on January 1, 2005.

We currently have no key employees, other than Charles P. Godels our President/Director and Madanna Yovino, our Treasurer/Director. Mr. Godels is not receiving pay or other stock benefits for his performance. There are also no key consulting contracts with any individuals or companies at this time. We do not believe that there is a critical need for a specific type of candidate we would use in our business. As a result of the twenty-five years experience of our President, Charles P. Godels, his contacts for additional potential employees is great. His ability to train employees to the specific needs of the Company will permit us the ability to train candidates that may not come from our specific industry.

We have no material written or oral agreements with any parties that we consider to be key contacts.  The purchase of the one (1) building that we acquired and then transferred to Charles and Marguerite Godels came as a result of one of the relationships that Mr. Godels has developed in his over twenty-five years as a practicing certified public accountant.  Mr. Godels has in excess of five hundred (500) professional contacts through his position as managing partner and fifty percent (50%) owner at Godels, Solomon, Barber & Company, L.L.C. and we believe that these contacts may provide valuable information for future acquisitions of property for our company.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at www.sec.gov

We are not required by the Nevada Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the same other than the following:

-Charles P. Godels, is our President and a Director. He controls 30.12% of the stock in Avalon. He and his wife Marguerite Godels, who also controls 30.12% of our stock, were involved in the transfer of the real property at 770 1st Avenue N., St. Petersburg, Florida. The transfer of the property was for the balance of the mortgage of $127,763.06, which was assumed by Bahia Shores Development Enterprises, Inc.  We have no liability for the mortgage on the property at 770 First Avenue North.  The original purchase price of the property was approximately $184,000.00.  There has been no gain to date to the Godels as the property is still held by Bahia Shores Development Enterprises, Inc. Any gain to Bahia will occur in the future should the building be sold and or rented. The exact value of the building at this time is unknown as there has been no appraisal since 1999. As a C.P.A. our President Charles P. Godels estimates the building to be worth approximately $400,000.000.  Charles and Marguerite Godels are the shareholders of Bahia Shores.  Charles P. Godels, C.P.A. is our President and is the managing partner and fifty percent (50%) owner in the firm Godels, Solomon, Barber & Company, L.L.C. and affiliated company. The familial relationships between and among the shareholders have been disclosed above in Table 5.0 Selling Security Holders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following is management's discussion and analysis of financial condition. Results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

General

We currently derive all of our revenues and income pursuant to Avalon Development Enterprises, Inc.'s operations, specifically from our cleaning, building maintenance and equipment leasing, which are located in the Tampa Bay area of Florida at 5113 Central Avenue, St. Petersburg, Florida 33707. This is rented space in a commercial building located on a major artery. The building is generally in good condition. Prior to being located at this address we were located at 770 First Avenue North, St. Petersburg, Florida since our incorporation on March 29, 1999.  The building located at 770 First Avenue North was owned by an affiliated company, Godels, Solomon, Barber & Company, L.L.C.  Our President, Charles P. Godels is the managing partner and fifty percent (50%) owner of this affiliated company.  This building was transferred by Godels, Solomon, Barber to Bahia Shores Development Enterprises on August 2, 2004.  We continued to remain at 770 First Avenue under a month to month rental sublet until February 11, 2006 when Godels, Solomon, Barber & Company, L.L.C. moved to 5113 Central Avenue.  We moved our location and we continue to sublet on the same month to month terms of $300.00 per month rent.  While the current economic environment in the United States is somewhat unstable, we believe that the economy will improve and our operations will improve accordingly. Should the economic conditions not improve, we would likely have limited financial resources to continue operations without raising additional capital. We do not anticipate revenues from our operations to increase significantly until the fiscal year ending December 31, 2007. If for any reason (or for no reason) our operations do not continue to grow, or business is less than anticipated, such result would have a material adverse effect on us.

We currently depend on the experience of our President Charles Godels, C.P.A., in the real estate and financial industries. It is his experience that we believe will allow us to fully develop our business. Presently, the cash necessary to support our business plan implementation is being supplied by our own operations. However, this is only enough to sustain the business in its current manner and is not sufficient for the expansion of the business, specifically, the purchase of real estate. We believe that further cash will be needed to purchase appropriate properties. We could need to raise as much as $2,000,000.00 to support expansion operations over the next twelve months. (Please see the Use of Proceeds section above for a detailed use of funds.)

Management has not determined the exact extent of the business opportunity in the Tampa Bay area due to the lack of financial information procurable from our competitors. Our business has not increased in the year 2005. Any unforeseen events such as happened on September 11, 2001 could also adversely affect our business. The cost of real estate and labor could increase and directly affect our ability to be profitable. Tampa Bay is an area highly dependent on tourism, an industry experiencing a down turn after September 11, 2001. In our efforts to stay abreast of our changing business climate, we subscribe to publications that are general to the business climate in Tampa Bay as well as industry specific publications. While tourism does not affect us directly, it does have an impact on real estate development. Any serious downturn in tourism could have an impact on our ability to locate and purchase buildings in our targeted size and area.

Our Business

Presently our President, Charles P. Godels and Treasurer, Madanna Yovino, provide the necessary services of our Company. Mr. Godels has been developing his skills since inception of his accounting practice (over twenty-five years). He will provide leadership for the employees that will be hired when we have the necessary capital.

We are in the business of acquiring commercial and/or retail office space that will target professionals in need of space. Our President Charles P. Godels has consulted with numerous of his clients on financial terms for acquisitions of property and assisted his clients in coordinating activities with real estate brokers on the leasing of space.  His sound planning and development of triple net leases, (leases where the lessee pays rent as well as all taxes, insurance and maintenance), coordinating with real estate brokers has allowed him to gain some experience that we believe will be valuable to our operations.  The understanding of the value of having tenants pay for taxes, insurance and maintenance increases the profitability of our operations. We will limit our purchases to buildings located in the general Tampa Bay area initially. We will expand our search statewide should we sell our offering completely and if there are appropriate buildings available. We will seek properties primarily for income. Presently there is no restriction on the percentage of assets, which may be invested in any one investment or type of investment. This policy may be changed without a vote of our security holders.

Due to our President’s financial background and experience in property acquisitions and his contacts with financial institutions, we will seek to purchase buildings using cash. In the event we need to secure financing we will limit the number of mortgages on any one piece of property to one mortgage.

We anticipate that the funds from this offering, assuming that we sell all the offered shares, will provide us sufficient capital for the next twelve months. We plan to raise additional funds either through subsequent offerings of our shares or through other financing arrangements, such as borrowings. There is no guarantee that we will be able to raise funds in addition to the funds we raise in this offering, if any. If we are not able to raise additional funds, we will likely not be able to expand our operations.

We compete with other real estate development companies. There are some Internet-based competitors that have greater financial and other resources, and more experience in research and development of commercial real estate than we do. We anticipate that we will use a portion of the proceeds from this offering to develop our website. However, as of the date of this prospectus, our website has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin development of our website. We do believe that it can be fully operational within thirty days after securing funds. We will hire an employee who will design and maintain our website and provide continual updates to our site with the most current information for our potential customers. We hope to achieve such expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

During the last two years the company transferred the single commercial property it had acquired. This transfer relieved the company of the payment of the mortgage on the property. While the company currently has no properties, we believe that upon completion of our primary offering, acquisition of at least one property will occur within 180 days. Due to the extremely viable real estate market in Florida there is no shortage of properties to acquire. We believe that the real estate activity in the Tampa Bay area shows there is a high demand for rental space in retail/professional/commercial buildings with high visibility in Tampa Bay. It is this niche market that we have targeted. We believe our key variable is the activity in the real estate market. With this high demand we find our target of 9-10% return on investment to be very realistic and obtainable.

Our President, Charles P. Godels, C.P.A. has committed that he will continue to fund operations until the company is able to obtain funds through its offering or borrowings. He is our primary source of internal liquidity. While we have no written agreement from Mr. Godels regarding this specific commitment, the Board of Directors is satisfied that Mr. Godels will continue to provide any necessary funding.  Mr. Godels has provided his loans to the company as no interest loans and any future loans will be on the same terms.  Due to the strengths of Mr. Godels in the banking industry in Tampa Bay we believe that we have strong external resources in the event they are needed.

The company believes that the current strong trend in the real estate market will continue to fuel growth in business thus causing a further demand for rental space. It is this demand that should have a positive impact on our revenues and income from operations. As we continue to acquire properties we will be able to expand our building cleaning and maintenance services. We will be able to market these services to our own tenants as well as those in other buildings. The national market for janitorial services is strong and we believe that the reputation of our officers and directors will have a direct impact on our ability to market and obtain customers in this market.

We do not have any significant elements of income or loss that will not arise solely from our continuing operations. With the diversified background of our officers and directors combined with the diverse financial skills of our President, Charles P. Godels C.P.A. we believe that our financial controls will allow us to execute our plan within the parameters the company has established.

Other than the transfer of the one piece of real estate out of the company there has been no significant change in any line item in the company’s financial statements.

Due to the strict internal controls over the financial transactions of the company there are no off-balance sheet transactions to report. The company is not involved in any trading activities involving non-exchange traded contracts.

Results of Operations

General

During the year ended December 31, 2005, our assets consisted of cash and property and our revenues since January 1, 2003 have been generated from rental income and upon the sale of the building at 770 First Avenue North only from our cleaning services operation. The following table shows our revenues, expenditures and net income for the years from 2003-2005.

Table 6.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	OTHER INCOME (LOSS)	PROVISION FOR INCOME TAXES	NET INCOME
2005	$22,345.65	$30,853.70	$0.00	$0.00	($8,508.05
2004	$ 19,582.06	$ 16,198.80	($30,005.28)	$688.00	($27,310.02)
2003	$29,000.04	$21,738.96	$0.00	$0.00	$7,261.08

Although we would like to expand services to areas outside of the Tampa Bay area market, the uncertain economy could have a material adverse effect on such plans. While we have seen improvement in the Tampa Bay business economy, we cannot be assured that continued recovery will occur.

All references in the following results of operations to earnings (losses) per share have been restated to give retroactive effect to our forward stock split of 4,500:1 that was completed on December 5, 2005.

Results of Operations for the Year Ended December 31, 2005

During the first quarter of the Company’s 2005 year, Management and the Board decided to implement actions previously discussed and considered in 2003 - 2004 in order to further facilitate the Company’s growth and expansion. The Company decided to undertake the activity of provided ancillary cleaning/maintenance services to potential tenants and other third parties in order to provide additional cash flows and cement relationships with potential tenants; to further expand the Company’s “turn-key, one-stop shopping” model, so to speak. On May 28, 2004, our Board authorized the sale of three (3) share lots of the Company’s stock at $1.00 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors. The purpose of this “friends and family” sale of stock was to gain additional funding and involvement for the Company’s expansion and endeavors. As of the eleven months ended November 30, 2005, the Company had sold 6 additional shares of its common stock pursuant to this authorization. During the second quarter of 2005, the Company’s management and Board discussed and decided that, while the expansion of its business into additional lines provided the benefits of diversification and support along with additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of acquiring prime commercial real estate holdings for appreciation and leasing revenues. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering the Company’s shares of common stock for sale to the general public in order to raise funds to pursue its business plan more effectively and efficiently. The Board and management additionally decided to target an offering of $2,000,000.00 to provide sufficient cash resources for the acquisition of two to three 2,500 – 3,000 square foot commercial properties and provide sufficient working capital to fund operations and marketing to lease up the proposed properties to be acquired.

The Company’s operations during the year ended December 31, 2005 reflected the results of the above planning and actions. Revenue consisted of cleaning/maintenance revenue of $21,880.00, along with equipment leasing revenue of $465.65. This revenue of $22,345.65, less operating expenses of $30,853.70, resulted in net loss from operations of $8,508.05 and loss per share of $0.01.

The major use of cash was for contract labor, professional fees, salaries and rent. This outlay was financed principally by an additional infusion of funds by shareholder loans. For the year ended December 31, 2005 year, the above activities resulted in a net increase in cash and cash equivalents of $935.47 and a balance of $1,426.08 of cash and cash equivalents at December 31, 2005.

At December 31, 2005, the Company had fixed assets (equipment and fixed assets (computers) for equipment leasing activities) of $821.76 (net of accumulated depreciation of $13,467.53) on its balance sheet. The balance of funds infused by shareholders at December 31, 2005 was $17,865.09.

Accordingly, while in 2004 the Company's revenues were largely attributable to the commercial lease on 770 1st Avenue North, there were no such revenues in 2005 subsequent to the transfer of 770 1st Avenue North.  Instead, the Company's 2005 revenues consisted principally of cleaning and maintenance revenue along with a minor amount ($465.45) of equipment leasing revenue.  The Company's operating expenses also reflected this transition with 2004 expenses attributable to 770 1st Avenue North, such as mortgage interest expenses, not present in 2005 operations, while 2005 expenses attributable to cleaning and maintenance activities, such as cleaning supplies and Ms. Yovino's salary, not being present in 2004.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into related supporting additional services and revenue streams (equipment leasing and cleaning/maintenance services) have strengthened and diversified the Company. Management and the Board also believe the decision to file an SB-2 Registration Statement will provide the Company with the additional funding needed to expedite its commitment to acquiring the commercial real estate holdings it desires in order to become a leader in the local Tampa Bay area commercial real estate holding/leasing market. The Company believes it has methodically built the intellectual capital/knowledge base and a unique, well-rounded supporting infrastructure (i.e., providing the additional ancillary supporting services) that, once adequately capitalized, will become a competitive and unique force in the existing and growing Tampa Bay commercial real estate market.

Results of Operations for the Year Ended December 31, 2004

During the first half of the Company’s 2004 year, Management and the Board decided to implement actions previously discussed and considered in 2003 in order to facilitate the Company’s growth and expansion. Appreciation of prime commercial real estate (along with other real estate) in the Tampa Bay area on the west coast of Florida continued strongly. Accordingly, the Company has decided to attempt expansion in the commercial real estate holding and leasing arena. It was determined that the Company’s existing two (2) shareholders (Charles P. Godels, P.A. and Marguerite Godels), had taken the business risk and provided the capital that resulted in the Company’s acquisition of its real estate at 770 1st Avenue N., St. Petersburg, Florida and its subsequent substantial appreciation. Accordingly, it was determined that the Company would transfer / spin off, this real estate holding to Bahia Shores Development Enterprises, Inc. (a related Company wholly owned by Charles P. Godels and Marguerite Godels) in order that they realize the economic gain of this holding and their related risks and efforts related to it. It was further determined that, once this transaction was accomplished, the Company would seek to bring in friends and family as additional shareholders / investors in the Company in order to assist in funding the Company’s endeavors to expand holdings in the local commercial real estate arena for appreciation and commercial leasing purposes. Furthermore, the Company decided to undertake the activity of provided equipment leasing services to potential tenants in order to provide additional cash flows and cement relationships with potential tenants; to provide a “turn-key, one-stop shopping” resource, so to speak. Accordingly, the Company effected the following transactions: on August 2, 2004, the Company effected the above-mentioned transfer of the 770 1st Avenue N. real estate to Bahia Shores Development Enterprises, Inc.; on July 2, 2004, the Company executed its first equipment lease on four (4) computers (copy of lease attached hereto in Exhibit 99.1); and on May 28, 2004 the Company’s Board authorized the sale of three (3) share lots of the Company’s stock at $1.00 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion. As of its December 31, 2004 year-end, the Company had sold 126 additional shares of its common stock pursuant to this authorization.

The Company’s operations during 2004 reflected the beginning of the results of the above planning and actions. Revenue consisted of rental income pursuant to its triple net lease (copies of the lease and the renewal are attached hereto in Exhibits 99.2 and 99.3) with Godels, Solomon, Barber & Company, L.L.C., an entity related to the Company via a common 50% owner in each entity of $19,333.36 (up to August 2, 2004, the date of the Company’s above-described transfer of 770 1st Avenue N.), along with equipment leasing revenue of $248.70. This revenue of $19,582.06, less operating expenses of $16,198.80, resulted in net income from operations of $3,383.26. The Company also recognized a book loss of $31,556.38 on the transfer of the 770 1st Avenue N. real estate (the balance of the mortgage less the undepreciated book value of the real estate assets at the date of transfer) and miscellaneous income of $1,551.10, all resulting in a net loss for the year of $27,310.02 and a loss per share of ($02).

Other major uses of cash were as follows: fixed asset acquisitions for equipment leasing activities of $1,712.00, repayments of $7,910.22 of principal on the mortgage (prior to transfer), along with repayments of $3,177.52 of funds advanced by affiliates. These cash outflows were financed by the above-mentioned common stock offering along with an additional infusion of $2,493.77 of funds by shareholders. For the 2004 year, the above activities resulted in a net increase in cash and cash equivalents of $17.00 and a year end balance of $490.61 of cash and cash equivalents at December 31, 2004.

At December 31, 2003, the Company had fixed assets (equipment and fixed assets (computers) for equipment leasing activities) of $1,369.60 (net of accumulated depreciation of $12,919.69) on its balance sheet. The mortgage secured by the Company’s commercial real estate was eliminated due to the transfer of the real estate. The balance of funds infused by affiliates and shareholders at the December 31, 2004 year end was $1,200.00 and $10,995.86, respectively.

In summary, the Board and management was relatively pleased results of the implementation of its plan for expansion: 42 new shareholders, the Company’s first equipment lease and ongoing exploration for opportunities to acquire desirable commercial real estate holdings (although the Company’s first attempted real estate acquisition for a 6,500 square foot commercial property at 2958 1st Avenue N., St. Petersburg, FL was unsuccessful). Management and the Board believe the Company has made substantial strides towards accomplishing its desired expansion. Management and the Board continue to discuss various alternatives for generating additional cash resources, including expansion of related ancillary services (e.g., supporting cleaning / maintenance services) and will continue to explore avenues to accelerate its desired growth in 2005 and the future.

We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current business plan and the activities of our officers and directors. Thus, we expect to satisfy our current cash requirements indefinitely. However, we will need additional cash to implement the expansion strategy contained in our business plan, which includes expanding the business development/consulting services.

Results of Operations for the Year Ended December 31, 2003

Revenue consisted of rental income pursuant to a triple net lease with Godels, Solomon, Barber & Company, L.L.C., an entity related to the Company via a common 50% owner in each entity (copies of the lease and the renewal are attached hereto in Exhibits 99.2 and 99.3). This revenue of $29,000.04, less operating expenses of $21,738.96, resulted in net income of $7,261.08 and earnings per share of $0.01. The largest expense was $12,152.40 of interest on the mortgage secured by the commercial real estate.

Other major uses of cash were as follows: additional fixed asset acquisitions of $337.05, repayments of $10,657.90 of principal on the mortgage, along with repayments of $2,750.00 of funds advanced by affiliates.

These cash outflows were financed by the above-mentioned net income from operations along with an additional infusion of $1,087.69 of funds by shareholders. For the 2003 year, the above activities resulted in a net increase in cash and cash equivalents of $400.68 and a year end balance of $473.61 of cash and cash equivalents at December 31, 2003.

At December 31, 2003, the Company had fixed assets (land, building and equipment) of $173,932.58 (net of accumulated depreciation of $40,544.39) on its balance sheet. The balance of the mortgage secured by the Company’s commercial real estate was $147,194.13, with $13,560.38 of that balance scheduled to be paid within the next twelve (12) months. The balance of funds infused by affiliates and shareholders at the December 31, 2003 year end was $4,377.52 and $8,502.09, respectively.

In summary, the Board and management was pleased with the appreciation being realized on the commercial real estate (which tracked the overall trending in the Tampa Bay Area on the west coast of Florida). Specifically, the value of commercial real estate in and around the “downtown area” of St. Petersburg, Florida is trending up nicely as the City continues to experience substantial growth in development downtown.

Management and the Board continue to desire to pursue additional acquisitions of prime commercial real estate for, both, appreciation and leasing opportunities, as commercial lease rates continue to trend up as growth continues and vacancy rates continue to decline. The concern is the Company’s inability to generate enough cash resources from its existing operations to fund this desired expansion. Management and the Board continue to discuss various alternatives for generating additional cash resources, including expansion of related ancillary services (e.g., supporting cleaning/maintenance services, facilitating equipment leasing opportunities for tenants) and have decided to attempt to implement one or more of these alternatives in the upcoming 2004 year.

Liquidity and Capital Resources

Since January 1, 2003 the company has concentrated its efforts in determining if there is a sufficient niche market in Tampa Bay, Florida to support the acquisition of small 2,500 - 3,000 square foot commercial buildings to lease space and capitalize on appreciated value. It is our belief that the real estate market trend has shown a steady increase in both the demand for such buildings and the rate at which such buildings are appreciating in value. We are able to utilize the Pinellas County Assessors office to research and determine previous sales of properties as well as current appraised values. Additionally, by searching the Multiple Listing Service we have been able to find a demand for commercial space pushing the asking price of buildings upward.  Management believes it can capitalize on both these trends by utilizing a controlled growth and sound financial plan to locate, fund and lease space in buildings of this size. Our target properties are those in the $600,000 range.  Our Board of Directors has discussed the acquisition of three (3) buildings in the event we sell our entire offering. The Board further believes that our sound financial plan of purchasing properties using either all cash or cash and a low level of financing will prevent overleveraging the properties and maintain sufficient cash flow from each property so that they will be self supporting financially.

As we begin acquisition of buildings our liquidity increases in two ways. We will begin a revenue stream from tenant leasing as well as from our offering of building cleaning and maintenance services and equipment leasing services.  As our buildings appreciate over time we will be able to make use of the appreciated value of our real estate through refinancing if management deems this an appropriate measure.

In the event a downturn in the real estate market occurs, the company plans to tighten its plan on the acquisition of real estate to avoid overextending the internal resources of the company as well as straining the external resources through our banking and mortgage brokerage contacts.

Our internal liquidity is provided by our operations. In the event the company needs additional funds prior to our selling our primary offering, our President Charles P. Godels, C.P.A. will provide any necessary capital. In the event a commercial building is located and can be purchased at a price under market value and the building can be leased to generate revenue and income exceeding the cost of acquisition, the company will consider financing arrangements through a local lender. The extensive financial contacts of our President Charles P. Godels, C.P.A. will provide us many sources for potential financing in the event such financing is needed.

Additionally, several of the new shareholders that purchased shares in our company are accredited investors and can potentially assist in financing for any given property the company believes would meet the criteria established by the Board of Directors for purchase.  An accredited investor is defined in Rule 215 of the 1933 Securities Act Rules, as applicable to our new shareholders, as:  "Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000.00" or "Any natural person who had an individual income in excess of $200,000.00 in each of the two most recent years or joint income with that person's spouse in excess of $300,000.00 in each of those years and has a reasonable expectation of reaching the same income level in the current year."

While the capital resources of the company are limited from a cash prospective, the credit of the officers and directors for guaranteeing any loan necessary is extremely strong. In the event a building is set for acquisition and a commercial lender requires additional credit to obtain the acquisition, our officers and directors are willing to extend their credit to accomplish the purchase. With our current monthly expenditures at approximately $2,500 per month we will need $30,000.00 to cover our next twelve months expenses.  Our monthly revenues in 2005 averaged approximately $1,860 per month. The $640.00 deficit is currently being made by our President Charles P. Godels, C.P.A. and will continue to be made by him over the next twelve months should our cash position not change.  With the addition of Ms. Yovino we believe that our building maintenance and cleaning revenues will increase sufficiently to provide at least a small profit by the year ending December 31, 2006. As of December 31, 2005 our President Charles P. Godels has outstanding shareholder loans of $17,865.09 disclosed in our audited statement dated December 31, 2005.

We sold a total of 332 shares of stock in 2004/2005 that generated $332.00 for the company.  We believe that more importantly that the addition of some of the shareholders will give us the opportunity for additional paid-in-capital in the event it is needed.  We currently have $17,865.00 of shareholder loans on the books as of December 31, 2005.  These are non-interest bearing and are not due until January 1, 2008.

During the first quarter of the Company's 2005 year, Management and the Board of Directors decided to implement actions previously discussed and considered in 2003 - 2004 in order to further facilitate the Company’s growth and expansion. The Company decided to undertake the activity of provided ancillary cleaning/maintenance services to potential tenants and other third parties in order to provide additional cash flows and cement relationships with potential tenants; to further expand the Company’s “turn-key, one-stop shopping” model, so to speak. Pursuant to the May 28, 2004 Company’s Board of Directors authorization of the sale of three (3) share lots of the Company’s stock at $1.00 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of December 31, 2005, the Company had sold 6 additional shares of its common stock pursuant to this authorization. During the second quarter of 2005, the Company’s management and Board discussed and decided that, while the expansion of its business into additional lines provided the benefits of diversification and support along with additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of acquiring prime commercial real estate holdings for appreciation and leasing revenues. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering the Company’s shares of common stock for sale to the general public in order to raise funds to pursue its business plan more effectively and efficiently. Concurrent with this decision, the Company amended and restated its corporate articles to 75,000,000 authorized shares at $0.01 par value per share. On December 5, 2005, the Company effected a 4,500 to 1 forward stock split resulting in 1,494,000 shares of its stock issued and outstanding. The Board and management additionally decided to target an offering of $2,000,000.00 to provide sufficient cash resources for the acquisition of two to three 2,500 – 3,000 square foot commercial properties and provide sufficient working capital to fund operations and marketing to lease up the proposed properties to be acquired.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into related supporting additional services and revenue streams (equipment leasing and cleaning/maintenance services) have strengthened and diversified the Company. Management and the Board also believe the decision to file an SB-2 Registration Statement with SEC will provide the Company with the additional funding needed to expedite its commitment to acquiring the commercial real estate holdings it desires in order to become a leader in the local Tampa Bay area commercial real estate holding/leasing market. The Company believes it has methodically built the intellectual capital/knowledge base and a unique, well-rounded supporting infrastructure (i.e., providing the additional ancillary supporting services) that, once adequately capitalized, will become a competitive and unique force in the existing and growing Tampa Bay commercial real estate market.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 7.0 Directors and Executive Officers

Name	Age	Position
Charles P. Godels	49	President, Chairman of the Board of Directors (1)
Laura Larsen	30	Secretary/Director (2)
David E. Dunn	49	Director (1)
Michael T. Jones	41	Director (1)
Madanna Yovino	47	Treasurer/Director (1)
(1) Has not held this position in a reporting company.
(2) Ms. Larsen was Secretary for MCG Diversified, Inc., a company registered with the U.S. Securities Exchange Commission.

Background of Executive Officers and Directors

- Charles P. Godels has served as our President and Chairman of the Board of Directors since April 1, 2005. Mr. Godels holds a B.A. degree from University of South Florida in Accounting. He sat and passed all four (4) parts of C.P.A. Exam in November 1978. His current Memberships/Affiliations include the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Since 09/93 when he founded his own practice he has been in practice and took in partner to form Godels & Solomon, L.C., C.P.A.’s

From August 1999, he has continued as managing partner in Godels Solomon Barber & Company, LLC (“GSBC”). His focus is “Traditional” (audit, accounting, & tax) and “nontraditional” (forecasts, projections, start-up’s, obtaining business financing, cash flow management services) services and assists in structuring real estate ventures / transactions (choice of entity, asset protection, 1031 exchange structuring, etc.). His emphasis is on clients in the healthcare industry, dental industry, and resident owned mobile home park cooperatives for whom he provides audit and ancillary services. However, he also provides these services, intermittently to clients in real estate, franchised fast food restaurants, marketing/distribution, automotive industry, retail, and a variety of other professional service businesses (law, architecture, mortuary services, etc.).

Laura Larsen - has served as our Secretary/Director since April 1, 2005. Ms. Larsen holds an A.A. degree from St. Petersburg Community College. She has worked in the accounting field since February 2001. She has been responsible for daily office activities, computer liaison, customer contact, preparing monthly financial statements, preparing sales tax returns, preparing payroll tax returns, processing various tax returns, training clients in QuickBooks, firm banking/bill pay, firm accounts receivables. She began her career as an administrative assistant for four (4) years with Raymond James & Associates. Through continuing education and employment Ms. Larsen has developed both her accounting and business skills.

David E. Dunn - has served as our Director since April 1, 2005. Mr. Dunn holds a B.S. degree in Business Administration from Glassboro State College. Since 1998 Mr. Dunn has been employed by NCR Corporation. He is a Solution Sales Specialist for east coast direct sales force. Responsibilities include product presentation and kick off of the new NCR 7454 POS Workstation to major accounts within the Northeast and Southeast Regions. He has acted as a product specialist to NCR’s direct sales force as well as NCR’s VAR, Partner and dealer community. He has direct account responsibilities for selected accounts in the northeast including Sbarro, Fuddruckers, Au Bon Pain, Reise, American Hospitality, and others. Specifically, he was the account Manager responsible for the new NCR 7460 system roll out into the Fuddruckers Restaurant chain.

Michael T. Jones - has served as a Director since April 1, 2005. Mr. Jones holds a B.S. degree from the University of South Florida and a Masters in Business from Florida Metropolitan University (“F.M.U.”) For the last eighteen years (18) years he has been employed by UPS. He is responsible for customers in Pinellas County, Florida. He has extensive experience working with all types of businesses determining their shipping needs and requirements.

Madanna Yovino - has served as Treasurer/Director since April 1, 2005. Ms. Yovino holds an A.A. from St. Petersburg Community College. Since 1989 she has had her own cleaning service. She has been responsible for sales and marketing as well as work production. In January of 2005 she was appointed as head of the Company’s corporate cleaning/maintenance division.

During the last five (5) years we know of no action in bankruptcy filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time. None of our officers and directors have been convicted in any criminal proceeding or being subject to a pending criminal action. None of our officers and directors are subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, by any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities. None of our officers and directors have been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $100,000 in revenue we rely on our President Charles P. Godels, C.P.A. for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Godels as both our company President and our audit committee financial expert is not detrimental to the Company. Mr. Godels has a complete understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Godels has gained this expertise through his formal education and experience as a certified public accountant with over twenty-five years experience and his supervision of persons performing similar functions. He has specific experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

DISCLOSURE CONTROLS AND PROCEDURES

While we are not required to provide this information until July of 2006, we are providing the following information. Our Board of Directors has determined that our Chairman/President, Charles P. Godels, C.P.A. has developed disclosure controls and procedures that the full Board of Directors believes are in keeping with the intent of the regulations. As a C.P.A. with over twenty (20) years auditing and financial statement preparation experience Mr. Godels and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.

INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company believes that addressing this issue prior to July 2006 when the regulations formally require this disclosure will give a truer picture of the controls the Company has developed. The Board of Directors has established a regular three (3) month meeting to completely review the financial reporting of the Company. Our Chairman/President, Charles P. Godels, C.P.A. will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the quarterly monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports due to the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2003 and 2004, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2003 and 2004, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 8.0 Summary Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation($)	Restricted Stock Award(s)($)	Securities Under-lying Options/SARs (#)	LTIP Payouts ($)	All Other Compen-sation($)
Charles P. Godels (1), President, Chairman of the Board of Directors	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Laura Larsen (2), Secretary, Director	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Madanna Yovino (3), Treasurer, Director	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	6,000	-0-	-0-	-0-	-0-	-0-	-0-
Michael T. Jones (4), Director	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David E. Dunn (5), Director	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) There is no employment contract with Mr. Godels at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2) There is no employment contract with Laura Larsen at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(3) There is no employment contract with Madanna Yovino at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(4) There is no employment contract with Michael T. Jones at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(5) There is no employment contract with David E. Dunn at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Mr. Godels, Ms. Larsen, Ms. Yovino, Michael T. Jones and David E. Dunn. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of December 31, 2005, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 5.0 (see "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 9.0 Beneficial Ownership

		Amount and Nature of beneficial Ownership		Percent of Class (1)
Title of Class	Name and Address of Beneficial owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Charles P. Godels, President (2)	450,000	450,000	30.12%	8.19%
	5950 Bikini Way N.
	St. Pete Bch, FL 33706
Common Stock	Marguerite Godels (3)	450,000	450,000	30.12%	8.19%
	5950 Bikini Way N.
	St. Pete Bch, FL 33706
Common Stock	Laura Larsen (4)	13,500	13,500	0.90%	0.25%
	5031 41st Street South
	St. Petersburg, FL 33711
Common Stock	Madanna Yovino, Treasurer	13,500	13,500	0.90%	0.25%
	6103 Zelma Rd.
	Lutz, FL 35558
Common Stock	David E. Dunn (5)	13,500	13,500	0.90%	0.25%
	329 Allenview Dr.
	Mechanicsburg, PA 17055
Common Stock	Michael T. Jones (6)	13,500	13,500	0.90%	0.25%
	135 Laughing Gull Lane
	Palm Harbor, FL 34683
Common Stock	All Executive Officers and Directors as a Group	954,000	954,000	63.86%	17.36%

(1) The percentages are based on a Before-Offering total of 1,494,000 shares of common stock issued and outstanding as of the date of this prospectus and assumes an After-Offering sale of all the additional 4,000,000 shares of common stock and none of the 1,494,000 shares of our selling security holders' shares.

(2) Charles P. Godels' wife, Marguerite Godels, owns 450,000 shares; thus, he is the beneficial owner of her shares. Charles has sole and dispositive rights over all of his shares. At this time, his wife has no power, neither voting nor investment (power to dispose), with respect to his shares nor any other shareholder's shares. As Charles and Marguerite are husband and wife, in the event of the death of Marguerite, Charles would have dispositive control of Marguerite's 450,000 shares.

(3) Marguerite Godels' husband, Charles P. Godels, owns 450,000 shares; thus, she is the beneficial owner of his shares. Marguerite has sole and dispositive rights over all of her shares. At this time, her husband has no power, neither voting nor investment (power to dispose), with respect to her shares nor any other shareholder's shares. As Charles and Marguerite are husband and wife, in the event of the death of Charles, Marguerite would have dispositive control of Charles' 450,000 shares.

(4) Laura Larsen's husband, Lawrence Larsen, owns 13,500 shares; thus, she is the beneficial owner of his shares.  Laura has sole and dispositive rights over all of her shares. At this time, her husband has no power, neither voting nor investment (power to dispose), with respect to her shares nor any other shareholder's shares. As Laura and Lawrence are wife and husband, in the event of the death of Lawrence, Laura would have dispositive control of Lawrence's13,500 shares.

(5) David E. Dunn's wife, Deborah K. Dunn, owns 13,500 shares; thus,  he is the beneficial owner of her shares.  David has sole and dispositive rights over all of his shares. At this time, his wife has no power, neither voting nor investment (power to dispose), with respect to his shares nor any other shareholder's shares. As David and Deborah are husband and wife, in the event of the death of Deborah, David would have dispositive control of Deborah's 13,500 shares.

(6) Michael T. Jones' wife, Kathryn D. Jones, owns 13,500 shares; thus, he is the beneficial owner of her shares.  Michael  has sole and dispositive rights over all of his shares. At this time, his wife has no power, neither voting nor investment (power to dispose), with respect to his shares nor any other shareholder's shares. As Michael and Kathryn are husband and wife, in the event of the death of Kathryn, Michael would have dispositive control of Kathryn's 13,500 shares.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Articles of Incorporation, and By-Laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

We are authorized to issue up to 75,000,000 shares of common stock, $0.01 par value per share, of which 1,494,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We paid cash dividends on our common stock in the amounts of $0.00 and $0.00 to our President, Charles P. Godels in the years 2004 and 2003 respectively. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,494,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 and there will be 4,000,000 outstanding shares registered for sale by us in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Holladay Stock Transfer, Inc., 2939 N. 67th Pl., Suite C, Phoenix, Arizona.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.

Diane J. Harrison, Esq., the counsel who has given an opinion on the validity of the securities being registered that appears elsewhere in this registration statement, has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Avalon Development Enterprises, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Avalon Development Enterprises, Inc. by Diane J. Harrison, Esq., 6860 Gulfport Blvd. South, No. 162, South Pasadena, Florida 33707.

EXPERTS

Certain of the financial statements of Avalon Development Enterprises, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 15, 2005, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

FINANCIAL STATEMENTS

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Randall N. Drake, C.P.A., P.A., as of December 31, 2005	B
Balance Sheet, December 31, 2005	C
Statement of Operations, for the Year Ended December 31, 2005	D
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2005	E
Statement of Cash Flows, for the Year Ended December 31, 2005	F
Notes to the Financial Statements, December 31, 2005	G
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Randall N. Drake, C.P.A., P.A., as of December 31, 2004	I
Balance Sheet, for the Year Ended December 31, 2004	J
Statement of Operations, for the Year Ended December 31, 2004	K
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2004	L
Statement of Cash Flows, for the Year Ended December 31, 2004	M
Notes to the Financial Statements, December 31, 2004	N
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Randall N. Drake, C.P.A., P.A., as of December 31, 2003	Q
Balance Sheet, December 31, 2003	R
Statement of Operations, for the Year Ended December 31, 2003	S
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2003	T
Statement of Cash Flows, for the Year Ended December 31, 2003	U
Notes to the Financial Statements, December 31, 2003	V

A

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Avalon Development Enterprises, Inc.

We have audited the accompanying balance sheet of Avalon Development Enterprises, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avalon Development Enterprises, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

February 4, 2006

B

AVALON DEVELOPMENT ENTERPRISES, INC.
Balance Sheet
As of December 31, 2005

ASSETS
Current Assets:
SouthTrust Bank	$1,426.08
Total Current Assets	1,426.08
Fixed Assets:
Computer & Office Equipment	14,289.29
Accumulated Depreciation	(13,467.53)
Total Fixed Assets	821.76

TOTAL ASSETS	$2,247.84

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Current Liabilities:
Other Current Liabilities
Accounts Payable	$2,800.00
Payroll Taxes Payable	1,122.00
Sales Tax Payable	2.71
Total Current Liabilities	3,924.71

Long Term Liabilities:
Shareholder Loans - NOTE C	17,865.09
Total Long Term Liabilities	17,865.09

Total Liabilities	21,789.80

Stockholders' Equity:
Common Stock, $.01 par value, 75,000,000 shares
authorized, 1,494,000 shares issued & outstanding - NOTE G	332.00
Retained Earnings	(19,873.96)
Total Stockholders' Equity	(19,541.96)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,247.84

See accompanying notes and accountant’s report.

C

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Operations
For the Year Ended December 31, 2005

Revenue:
Cleaning/Maintenance Revenue	$21,880.00
Equipment Lease Revenue	465.65
Total Revenue	22,345.65

Operating Expenses:
Auto Expense	3,165.15
Bank Service Charges	225.00
Contract Labor	4,800.00
Depreciation Expense	547.84
Fees	698.04
Insurance	100.00
Penalties	15.85
Professional Fees	9,800.00
Rent - NOTE E	3,600.00
Salaries	6,000.00
Supplies	489.08
Taxes	1,412.74
Total Operating Expenses	30,853.70

Net Income (Loss)	($8,508.05)

Earnings (loss) per common share:
Net income (loss) per share	($0.01)

See accompanying notes and accountant’s report.

D

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Changes in Stockholder’s Equity
For the Year Ended December 31, 2005

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balances at January 1, 2005	1,467,000	$326.00	(11,365.91)	(11,039.91)

Net Income (Loss)			(8,508.05)	(8,508.05)

May 29, 2005 Issuance of Common Stock	27,000	6.00		6.00

Balances at December 31, 2005	1,494,000	$332.00	(19,873.96)	(19,541.96)

See accompanying notes and accountant’s report.

E

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Cash Flows
For the Year Ended December 31, 2005

OPERATING ACTIVITIES:
Net Income	($8,508.05)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	547.84

Increase (Decrease) in:
Accounts Payable	2,800.00
Income Taxes Payable	(688.00)
Payroll Taxes Payable	1,122.00
Sales Tax Payable	(13.55)
Net cash provided (used) by Operating Activities	(4,739.76)

FINANCING ACTIVITIES:
Shareholder Loans	6,869.23
Issuance of Common Stock	6.00
Decrease in amounts Due to Affiliates	(1,200.00)
Net cash provided (used) by Financing Activities	5,675.23

Net increase in cash & cash equivalents	935.47

Cash & cash equivalents at beginning of period	490.61
Cash & cash equivalents at end of period	$1,426.08

See accompanying notes and accountant’s report.

F

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements
December 31, 2005

 NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 29, 1999 in the State of Florida. The Company is in the business of acquiring and holding commercial real estate for appreciation and generating lease revenues. The Company also provides ancillary property management products and services such as cleaning and maintenance support services and facilitating equipment leasing.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of commercial real estate services – property leases, equipment leases and ancillary property management and cleaning / maintenance support services. The Company provides these services and bills for them on a monthly basis. The Company recognizes its revenue when its monthly services are completed and its customers are billed.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

G

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements (continued)
December 31, 2005

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs. These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

NOTE D – RELATED PARTY TRANSACTIONS

The Company currently derives all of its equipment lease revenue from a lease to a related entity in which the Company and the related entity have common owners. The equipment lease is considered to be at a prevailing arm’s length market rate.

NOTE E – RENT

The Company sublets its principal business location at 770 1st Avenue North, St. Petersburg, Florida on a month-to-month basis from a customer that has common stockholders with the Company. The monthly rent of $300.00 is fair market value for the space and usage being provided.

 NOTE F – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($0.01) were calculated based on a net loss numerator of ($8,508.05) divided by a denominator of 1,483,052 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common stock during the period ended December 31, 2005:

January 1, 2005	1,467,000 common shares outstanding
May 29, 2005	Issuance of 27,000 additional common shares
These statements have been restated to give retroactive effect to the December 5, 2005 4500:1 forward stock split, (see also Note G)

 NOTE G – FORWARD STOCK SPLIT

On December 5, 2005 the Company’s Board ratified and authorized a 4,500:1 forward stock split that resulted in 1,494,000 issued and outstanding shares.  These calculations were then restated to give retroactive effect to the December 5, 2005 4,500:1 stock split (see also NOTE F).

NOTE H – SUBSEQUENT EVENT

On February 11, 2006 the Company relocated its principal business location to 5113 Central Avenue, St. Petersburg, Florida.  All terms related to its sublet agreement remained unchanged.

H

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Avalon Development Enterprises, Inc.

We have audited the accompanying balance sheet of Avalon Development Enterprises, Inc. as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avalon Development Enterprises, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

December 22, 2005

I

AVALON DEVELOPMENT ENTERPRISES, INC.
Balance Sheet
As of December 31, 2004

ASSETS
Current Assets:
SouthTrust Bank	$490.61
Total Current Assets	490.61

Fixed Assets:
Computer & Office Equipment	14,289.29
Accumulated Depreciation	(12,919.69)
Total Fixed Assets	1,369.60

TOTAL ASSETS	$1,860.21

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Current Liabilities:
Sales Tax Payable	$16.26
Income Taxes Payable	688.00
Total Current Liabilities	704.26

Long Term Liabilities:
Due to Affiliate	1,200.00
Shareholder Loans - NOTE C	10,995.86
Total Long Term Liabilities	12,195.86

Total Liabilities	12,900.12

Stockholders' Equity:
Common Stock, $.01 par value, 75,000,000 shares
authorized, 1,467,000 shares issued & outstanding -- NOTE H	326.00
Retained Earnings	(11,365.91)
Total Stockholders' Equity	(11,039.91)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,860.21

See accompanying notes and accountant’s report.

J

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Operations
For the Year Ended December 31, 2004

Revenue:
Real Estate Lease Revenue	$19,333.36
Equipment Lease Revenue	248.70
Total Revenue	19,582.06

Operating Expenses:
Advertising	150.00
Amortization Expense	1,230.00
Bank Service Charges	156.00
Depreciation Expense	3,434.69
Interest Expense	7,217.89
Management Fees - NOTE D	320.00
Penalties	406.73
Rent - NOTE E	1,200.00
Taxes	150.00
Meals & Entertainment	855.18
Utilities	1,078.31
Total Operating Expenses	16,198.80

Income From Operations	3,383.26

Other Income:
Fixed Asset Dispositions	(31,556.38)
Miscellaneous	1,551.10
Total Other Income	(30,005.28)

Income Before Income Taxes	(26,622.02)

Provision for Income Taxes	688.00

Net Income (Loss)	($27,310.02)

Earnings (loss) per common share
Net income (loss) per share	($0.02)

See accompanying notes and accountant’s report.

K

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Changes in Stockholder’s Equity
For the Year Ended December 31, 2004

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balances at January 1, 2004	900,000	$200.00	$15,944.11	$16,144.11

Net Income (Loss)			(27,310.02)	(27,310.02)

Issuance of Common Stock	567,000	126.00		126.00

Balances at December 31, 2004	1,467,000	$326.00	($11,365.91)	($11,039.91)

See accompanying notes and accountant’s report.

L

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Cash Flows
For the Year Ended December 31, 2004

OPERATING ACTIVITIES
Net Income (Loss)	($27,310.02)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	3,434.69
Amortization Expense	1,230.00
Loss on Fixed Asset Dispositions	31,556.38

Increase (Decrease) in:
Security Deposit	1,100.00

Increase (Decrease) in:
Accounts Payable	(180.00)
Income Taxes Payable	688.00
Sales Tax Payable	(322.08)
Net cash provided (used) by Operating Activities	10,196.97

INVESTING ACTIVITIES
Acquisition of Fixed Assets	(1,712.00)
Net cash provided (used) by Investing Activities	(1,712.00)

FINANCING ACTIVITIES
Repayments to Affiliate	(3,177.52)
Payments - Mortgage Payable - SouthTrust Bank	(7,910.22)
Shareholder Loans	2,493.77
Issuance of Common Stock	126.00
Net cash provided (used) by Financing Activities	(8,467.97)

Net increase in cash & cash equivalents	17.00

Cash & cash equivalents at beginning of year	473.61
Cash & cash equivalents at end of year	$490.61

SUPPLEMENTAL DISCLOSURE:
Noncash Investing & Financing Activities:
Disposition of Fixed Assets	$201,899.68
Accumulated Depreciation on Disposition of
Fixed Assets	$31,059.39
Transfer of Mortgage Payable - SouthTrust
Bank related to disposition of Fixed Assets	$139,283.91

See accompanying notes and accountant’s report.

M

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements
December 31, 2004

 NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 29, 1999 in the State of Florida. The Company is in the business of acquiring and holding commercial real estate for appreciation and generating lease revenues. The Company also provides ancillary property management products and services such as cleaning and maintenance support services and facilitating equipment leasing.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of commercial real estate services – property leases, equipment leases and ancillary property management and cleaning / maintenance support services. The Company provides these services and bills for them on a monthly basis. The Company recognizes its revenue when its monthly services are completed and its customers are billed.

Income Taxes

The Company, due to the admission of a corporate shareholder, terminated its election under the Internal Revenue Code to be an S corporation effective January 1, 2004. The Company is now taxed as a C corporation. Accordingly, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

N

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements (continued)
December 31, 2004

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs. These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

NOTE D – RELATED PARTY TRANSACTIONS

The Company currently derives all of its revenue from a commercial lease and an equipment lease to related entities in which the Company and the related entity have common stockholders. These leases are considered to be at prevailing arm’s length market rates. The Company also paid management fees to another related entity for a variety of supporting services. In addition, additional funding for a variety of working capital needs is provided by an affiliated company in which the Company’s President is a shareholder. These amounts are non-interest payable and repaid as and when the Company has available funds.

 NOTE E – RENT

The Company sublets its principal business location at 770 1st Avenue North, St. Petersburg, Florida on a month-to-month basis from a customer that has common owners with the Company. The monthly rent of $300.00 is fair market value for the space and usage being provided.

NOTE F – FIXED ASSET DISPOSITIONS

On August 2, 2004, the Company transferred its commercial real estate and principle place of business located at 770 1st Avenue north, St. Petersburg, Florida to a related entity owned by the Company's founding shareholders (its President and his spouse) in exchange for the related entity's assumption of the related mortgage payable to SouthTrust Bank. The Company effectuated this transfer in order to avoid co-mingling assets of the founding shareholders with any future assets acquired in conjunction with the admittance of new shareholders.  In addition, operations will no longer bear the burden of the debt service related to this real estate. The loss on this transfer represents the difference between the current undepreciated value of the assets transferred and the mortgage assumed.  Subsequent to this transfer, the Company sublet space back at the same location on a month-to-month basis (see also NOTE E).

 NOTE G – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($.02) were calculated based on a net loss numerator of ($27,310.02) divided by a denominator of 1,125,074 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common stock during the year ended December 31, 2004:

January 1, 2004	900,000 common shares outstanding
August 4, 2004	540,000 additional common shares issued
November 11, 2004	27,000 additional common shares issued

These calculations have been restated to give retroactive effect to the December 5, 2005 4,500:1 stock split (see also NOTE H).

O

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements (continued)
December 31, 2004

 NOTE H - SUBSEQUENT EVENT / FORWARD STOCK SPLIT

On December 5, 2005 the Company's Board ratified and authorized a 4,500:1 forward stock split that resulted in 1,494,000 issued and outstanding shares at that point in time.  All references in these financial statements to amounts per share and number of shares outstanding have been restated to give retroactive effect to this stock split.

P

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Avalon Development Enterprises, Inc.

 We have audited the accompanying balance sheet of Avalon Development Enterprises, Inc. as of December 31, 2003 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2003. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avalon Development Enterprises, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

December 22, 2005

Q

AVALON DEVELOPMENT ENTERPRISES, INC.
Balance Sheet
As of December 31, 2003

ASSETS
Current Assets:
SouthTrust Bank	$473.61
Total Current Assets	473.61

Fixed Assets:
770 1st Ave. N. - Building	173,432.80
770 1st Ave. N. - Land	28,466.88
Computer & Office Equipment	12,577.29
Accumulated Depreciation	(40,544.39)
Total Fixed Assets	173,932.58

Other Assets:
Loan Origination Fee (less $570.00
accumulated amortization)	1,230.00
Security Deposit	1,100.00
Total Other Assets	2,330.00

TOTAL ASSETS	$176,736.19

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts Payable	$180.00
Sales Tax Payable	338.34
Mortgage Payable - SouthTrust Bank -
Current Portion - NOTE C	13,560.38
Total Current Liabilities	14,078.72

Long Term Liabilities:
Due to Affiliate	4,377.52
Mortgage Payable - SouthTrust Bank - less
Current Portion above - NOTE C	133,633.75
Shareholder Loans - NOTE D	8,502.09
Total Long Term Liabilities	146,513.36

Total Liabilities	160,592.08

Stockholders' Equity:
Common Stock, $.01 par value, 75,000,000 shares
authorized, 900,000 shares issued & outstanding Note G	200.00
Retained Earnings	15,944.11
Total Equity	16,144.11

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$176,736.19

See accompanying notes and accountant’s report

R

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Operations
For the Year Ended December 31, 2003

Revenue	$29,000.04

Operating Expenses:
Amortization Expense	$120.00
Bank Service Charges	150.00
Car/Truck Expense	1,407.23
Depreciation Expense	5,158.52
Interest Expense	12,152.40
Management Fees - NOTE E	2,050.00
Office Supplies	179.09
Taxes	150.00
Meals & Entertainment	371.72
Total Operating Expenses	21,738.96

Net Income	$7,261.08

Earnings (loss) per common share:
Net income (loss) per share	$0.01

See accompanying notes and accountant’s report

S

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Changes in Stockholder’s Equity
For the Year Ended December 31, 2003

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balances at January 1, 2003	900,000	$200.00	$8,683.03	$8,883.03

Net Income (Loss)			7,261.08	7,261.08

Balances at December 31, 2003	900,000	$200.00	$15,944.11	$16,144.11

See accompanying notes and accountant’s report

T

AVALON DEVELOPMENT ENTERPRISES, INC.
Statement of Cash Flows
For the Year Ended December 31, 2003

OPERATING ACTIVITIES:
Net Income	$7,261.08
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	5,158.52
Amortization Expense	120.00

Increase (decrease) in:
Accounts Payable	180.00
Sales Tax Payable	338.34
Net cash provided (used) by Operating Activities	13,057.94

INVESTING ACTIVITIES:
Fixed asset acquisitions	(337.05)
Net cash provided (used) by Investing Activities	(337.05)

FINANCING ACTIVITIES:
Repayments to Affiliate	(2,750.00)
Payments - Mortgage Payable - SouthTrust Bank	(10,657.90)
Additional Shareholder Loans	1,087.69
Net cash provided (used) by Financing Activities	(12,320.21)

Net increase in cash & cash equivalents	400.68

Cash & cash equivalents at beginning of year	72.93
Cash & cash equivalents at end of year	$473.61

See accompanying notes and accountant’s report

U

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements
December 31, 2003

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 29, 1999 in the State of Florida. The Company is in the business of acquiring and holding commercial real estate for appreciation and generating lease revenues. The Company also provides ancillary property management products and services such as cleaning and maintenance support services and facilitating equipment leasing.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of commercial real estate services – property leases, equipment leases and ancillary property management and cleaning / maintenance support services. The Company provides these services and bills for them on a monthly basis. The Company recognizes its revenue when its monthly services are completed and its customers are billed.

Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportional share of the Company’s taxable income. Therefore, no provision or liability for income taxes have been included in these financial statements.

V

AVALON DEVELOPMENT ENTERPRISES, INC.
Notes to Financial Statements (continued)
December 31, 2003

NOTE C – MORTGAGE PAYABLE – SOUTHTRUST BANK

The Mortgage Payable to SouthTrust Bank, dated April 1, 1999 in the original amount of $188,000.00, is payable over fifteen (15) years with adjustments to the interest rate every five (5) years based on an index of the Weekly Average Yield on United States Treasury Securities plus 2.75%. For the initial five-year period the interest rate is 8.40% requiring monthly payments of $1,854.11. The mortgage is secured by the real estate located at 7701st Avenue North, St. Petersburg, Florida along with an undeveloped commercial lot located in Pinellas Park, Florida.

Scheduled principal maturities of the mortgage over the next five years are as follows:

Year ending December 31,
2004	$ 9,665.12
2005	$ 10,508.98
2006	$ 11,426.55
2007	$ 12,424.22
2008	$ 13,508.98
Thereafter	$ 89,660.28

NOTE D – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs. These amounts are non-interest bearing and payable on demand subsequent to January 1, 2008.

NOTE E – RELATED PARTY TRANSACTIONS

The Company currently derives all of its revenue from a commercial lease to a related entity in which the Company and the related entity have common stockholders. The commercial lease is considered to be at a prevailing arm’s length market rate. The Company also paid management fees to another related entity for a variety of supporting services. In addition, additional funding for a variety of working capital needs is provided by an affiliated company in which the Company’s President is a shareholder. These amounts are non-interest payable and repaid as and when the Company has available funds.

 NOTE F – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of $.01 were calculated based on a net profit numerator of $7,261.08 divided by a denominator of 900,000 weighted-average shares of outstanding common stock.

NOTE G - SUBSEQUENT EVENT/FORWARD STOCK SPLIT

On December 5, 2005 the Company's Board ratified and authorized a 4500:1 forward stock split that resulted in 1,494,000 issued and outstanding shares at that point in time. All references in these financial statements to amounts per share and number of shares outstanding have been restated to give retroactive effect to this stock split.

Until August 22, 2006 (120 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY
RISK FACTORS
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF BUSINESS
LEGAL PROCEEDINGS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
AUDIT COMMITTEE
DISCLOSURE CONTROLS AND PROCEDURES
INTERNAL CONTROL OVER FINANCIAL REPORTING
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
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FINANCIAL STATEMENTS

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